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                                                                   EXHIBIT 23.2


                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Plan for Non-Employee Directors of EXE Technologies, Inc. of our report dated March 24, 2000 with respect to the consolidated financial statements of EXE Technologies, Inc. for the three years ended December 31, 1999 and to the incorporation by reference of our report dated July 10, 1998 with respect to the consolidated financial statements of Dallas Systems Corporation for the eight and one-half month period ended September 15, 1997, included in its Prospectus filed pursuant to Rule 424(b), filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young LP



Dallas, Texas
February 5, 2001